Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER 2015 NET INCOME OF $104 MILLION

($0.59 PER DILUTED SHARE)

▪	Pre-tax Income of $148 million – Pre-tax income rose 20% from the year-ago quarter while net income declined 12% due to a higher effective tax rate;
▪	Increase in Effective Tax Rate – Due to the prior year partial valuation allowance reversals, earnings reflect a $44 million tax provision while cash taxes were significantly lower at $14 million;
▪	Board Authorized Additional $200 Million Share Repurchase in April – Completed existing share repurchase authorization and returned nearly $360 million of capital to shareholders through dividends and the repurchase of 7.3 million shares during the first quarter;
▪	Improved Funding Profile – Grew deposits to 50% of total funding, reducing weighted average cost of funds by eight basis points.

NEW YORK – April 28, 2015 – CIT Group Inc. (NYSE: CIT), today reported net income of $104 million, $0.59 per diluted share, for the quarter ended March 31, 2015, compared to net income of $117 million, $0.59 per diluted share, for the first quarter of 2014. First quarter results were impacted by a higher tax provision resulting from the recognition of federal income tax expense due to the prior year partial reversal of the valuation allowance against our net deferred tax asset.

“During the quarter we completed our existing share repurchase program and returned nearly $360 million of capital to shareholders. Our results reflected lower profitability in our North American Commercial Finance business as well as lower utilization rates in our transportation business,” said John Thain, Chairman and Chief Executive Officer. “Looking ahead, we will continue to execute on our 2015 priorities while positioning CIT for the long-term. We remain focused on expanding our commercial banking and deposit franchises through the acquisition of OneWest Bank, returning excess capital to our shareholders through our additional $200 million share repurchase, and meeting the financing needs of our small business, middle market and transportation customers.”

Summary of First Quarter Financial Results from Continuing Operations

All references in this section relate to continuing operations and therefore do not include any of the assets or results of operations of the discontinued operation.

Net income from continuing operations of $104 million includes a $44 million tax provision. Net income also reflects the absence of interest recoveries and lower utilization rates. In addition, net income includes $6 million of charges related to portfolios that we are exiting.

Total assets from continuing operations1 at March 31, 2015 were $46.4 billion, compared to $47.9 billion at December 31, 2014, and $44.9 billion at March 31, 2014. Financing and leasing assets in North American Commercial Finance (NACF) and Transportation & International Finance (TIF) were $35.0 billion, down slightly from December 31, 2014 reflecting asset sales and up $2.3 billion (7%) from a year ago reflecting strong origination volumes in 2014 and the acquisition of Direct Capital. The Non-Strategic Portfolios declined slightly from December 31, 2014 to $0.3 billion, and by $0.8 billion from a year ago, reflecting portfolio run off and asset sales. Total loans of $19.4 billion decreased $0.1 billion from December 31, 2014 but increased by $0.9 billion from a year ago. Operating lease equipment of $14.9 billion was relatively unchanged from December 31, 2014 and increased $0.7 billion from a year ago. Cash and securities of $8.1 billion were down $1.2 billion from December 31, 2014 and $0.8 billion from March 31, 2014.

Net finance revenue2 was $337 million, improved from $322 million in the year-ago quarter but down from $373 million in the prior quarter. Average earning assets were $33.8 billion in the current quarter, up from $32.1 billion in the year-ago quarter and down from $34.3 billion in the prior quarter. Net finance revenue as a percentage of average earning assets (“net finance margin”) was 4.00%, compared to 4.01% in the year-ago quarter and 4.34% in the prior quarter. The fourth quarter of 2014 reflected stronger equipment utilization, a higher level of interest recoveries and the benefits from suspended depreciation on operating lease equipment held for sale.

Other income of $86 million increased from $71 million in the year-ago quarter and decreased from $116 million in the prior quarter. The current quarter benefited from the sale of aircraft and a benefit on the termination of a defaulted contract, which were partially offset by a currency translation adjustment (“CTA”) charge in the UK and additional impairment charges on the Non-Strategic Portfolios. The prior quarter included elevated benefits from the sale of portfolio assets and investment securities, which were partially offset by impairments on assets held for sale on portfolios we are exiting and a mark-to-market charge on the TRS derivative.

1 Total assets from continuing operations is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 18 for reconciliation of non-GAAP to GAAP financial information.

2 Net finance revenue, finance margin and net operating lease revenue are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 18 for reconciliation of non-GAAP to GAAP financial information.

Operating expenses were $242 million compared to $234 million in the year-ago quarter and $249 million in the prior quarter. Adjusting for restructuring costs3, operating expenses were $243 million, or 2.87% of average earning assets (AEA), compared to $224 million (2.79%) in the year-ago quarter and $242 million (2.82%) in the prior quarter. The increase from the year-ago quarter reflects higher compensation costs, primarily related to the addition of Direct Capital in August of 2014, as well as costs related to the pending acquisition of OneWest. Headcount at March 31, 2015 was approximately 3,360, unchanged from year end and up from 3,200 a year ago, driven by the Direct Capital acquisition.

The provision for income taxes was $44 million compared to cash taxes of $14 million. As a result of the partial valuation allowance reversal in 2014 on our Federal Net Deferred Tax Asset, the tax provision for 2015 will reflect a 35% statutory Federal tax rate on our U.S. income. Our global effective tax rate is approximately 30% in the current quarter, up from 11% in the year-ago quarter. Our cash tax rate remains relatively low at 9%. Income tax expense in the year-ago quarter was $13 million compared to a benefit of $28 million in the prior quarter, the latter of which was driven by the reversal of a $44 million valuation allowance on certain International deferred tax assets.

Credit and Allowance for Loan Losses

Credit metrics remain at or near cycle lows. Non-accrual loans were $179 million, or 0.92% of finance receivables, at March 31, 2015 compared to $161 million (0.82%) at December 31, 2014 and $218 million (1.18%) at March 31, 2014. The increase over the prior quarter is primarily due to one energy-related account in NACF while the improvement from the year-ago quarter reflects reductions in both NACF and Non-Strategic Portfolios.

The provision for credit losses was $35 million, compared to $37 million in the year-ago quarter and $15 million in the prior quarter, which included a $12 million reversal of a specific reserve. The increase over the prior quarter is due to higher reserves related to a small number of accounts in TIF and NACF as well as changes in portfolio composition. Net charge-offs were $21 million, or 0.43% of average finance receivables (AFR), versus $36 million (0.76%) in the year-ago quarter and $23 million (0.47%) in the prior quarter.

The allowance for loan losses was $357 million (1.83% of finance receivables) at March 31, 2015, compared to $346 million (1.78%) at December 31, 2014 and $353 million (1.90%) at March 31, 2014. Specific reserves were $15 million at March 31, 2015, compared to $12 million at December 31, 2014 and $26 million at March 31, 2014.

3 Operating expenses excluding restructuring costs or benefit is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and page 18 for reconciliation of non-GAAP to GAAP financial information.

Capital and Funding

In July 2013, federal banking regulators published the final Basel III capital framework for U.S. banking organizations (“the Regulatory Capital Rules”). While the Regulatory Capital Rules became effective January 1, 2014, the mandatory compliance date for CIT as a “standardized approach” banking organization began on January 1, 2015, subject to transitional provisions extending to January 1, 2019. Our estimated Common Equity Tier 1 and Total Capital ratios at March 31, 2015 were 14.1% and 14.8%4, as calculated under the fully phased-in Regulatory Capital Rules. The changes to our capital ratios under the previously effective regulatory capital rules are minimal, and compare to the previously reported Tier 1 and Total Capital ratios of 14.5% and 15.2% at December 31, 2014 and 16.1% and 16.8% at March 31, 2014. The change from prior quarter reflects the share repurchases while the change from the year-ago quarter also reflects an increase in risk-weighted assets due to higher order book commitments and asset growth and, to a lesser extent, a decline in regulatory capital resulting from goodwill and intangibles recorded with the Direct Capital acquisition. Preliminary fully phased-in risk-weighted assets totaled $56.3 billion at March 31, 2015, up from $55.5 billion in the prior quarter and from $51.8 billion at March 31, 2014.

Book value per share at March 31, 2015 grew to $50.26 from $50.13 at December 31, 2014 and $45.10 at March 31, 2014. Tangible book value per share5 at March 31, 2015 increased to $46.89 from $46.83 at December 31, 2014 and $42.94 at March 31, 2014. The increases in book value and tangible book value per share primarily reflected our net income, including the partial reversals of the valuation allowance in the second half of 2014.

Cash and investment securities totaled $7.7 billion at March 31, 2015, and were comprised of $6.3 billion of cash, $0.5 billion of reverse repurchase securities, $0.5 billion of short-term investments and $0.4 billion of debt securities held for sale, compared to $8.9 billion at December 31, 2014 and $8.5 billion at March 31, 2014. The sequential decline reflected the $1.2 billion repayment of the 4.75% unsecured notes that matured in February 2015. Cash and investment securities at March 31, 2015 consisted of $2.4 billion related to the bank holding company and $3.7 billion at CIT Bank (excluding $0.1 billion of restricted cash), with the remainder comprised of cash at operating subsidiaries and other restricted balances of approximately $0.8 billion each. CIT had approximately $1.4 billion of unused and committed liquidity under a $1.5 billion revolving credit facility at March 31, 2015.

Deposits grew to $16.8 billion from $15.8 billion at December 31, 2014, and $13.2 billion at March 31, 2014. At March 31, 2015, deposits represented approximately 50% of CIT Group funding, with unsecured and secured borrowings comprising 32% and 18% of the funding mix, respectively, reflecting the ongoing shift from unsecured borrowings to deposit funding. The weighted average coupon rate on outstanding deposits

4 Preliminary ratios are based on a preliminary fully phased-in Basel III estimate

5 Tangible book value and tangible book value per share are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and page 18 for reconciliation of non-GAAP to GAAP financial information.

and long-term borrowings in continuing operations improved to 3.04% at March 31, 2015, compared to 3.11% at December 31, 2014 and 3.33% at March 31, 2014.

During the quarter, we returned nearly $360 million in capital to our shareholders including $27 million in dividends and $332 million from repurchases of 7.3 million common shares at an average price of $45.43, which represented the remaining amount under the previously authorized repurchase plan.

During April 2015, the Board approved a $0.15 cash dividend payable on May 28, 2015 and authorized an additional share repurchase of up to $200 million in 2015.

Discontinued Operation

There was no activity from discontinued operations in the current quarter compared to $1 million loss in the prior quarter and $2 million in income in the year-ago quarter. The discontinued operation reflected our Student Lending business that was sold in the second quarter of 2014.

Segment Highlights

Transportation & International Finance

Pre-tax earnings for the quarter were $157 million, up from $118 million in the year-ago quarter and down from $185 million in the prior quarter. The increase from the year-ago quarter primarily reflected higher gains on asset sales and asset growth, while the decrease from the prior quarter largely reflected lower finance revenue due to asset sales and lower equipment utilization.

Financing and leasing assets at March 31, 2015 were $18.8 billion compared to $19.0 billion at year-end and $17.6 billion at March 31, 2014. The increase from the prior year reflected growth in all transportation divisions including $0.9 billion in Aerospace, $0.5 billion in Rail, and $0.6 billion in Maritime, partially offset by a reduction in International Finance, largely reflecting the sale of our UK corporate lending portfolio in the fourth quarter of 2014. The sequential decline was driven by $0.4 billion of asset sales, including approximately $0.2 billion of aircraft to TC-CIT Aviation, our recently formed joint venture with Century Tokyo Leasing. Assets Held for Sale totaled $0.6 billion and largely consists of the U.K. equipment finance portfolio and commercial aircraft. New business volume for the quarter was $0.5 billion and consisted of $0.3 billion of operating lease equipment, including the delivery of 3 new aircraft and approximately 800 new railcars, and the funding of $0.2 billion of finance receivables. Additionally, our European rail business acquired a portfolio of nearly 1,000 railcars in the first quarter.

Net finance revenue was $215 million, up from $202 million from the year-ago quarter, primarily due to growth in earning assets, and down from $233 million in the prior quarter due to asset sales and lower equipment utilization. Net finance margin was 4.57% compared to 4.73% in the year-ago quarter and 4.88%

in the prior quarter. The decreases from prior periods were driven primarily by lower net rental yields in Aerospace. Gross yields in Aerospace decreased from 11.5% in the prior period to 11.4%, reflecting lower equipment utilization, while gross yields in Rail remain strong but declined from an elevated level in the prior quarter of 15.3% to 14.8%.

Other income was $34 million, up from $7 million in the year-ago quarter largely reflecting higher gains on asset sales and flat sequentially.

Non-accrual loans of $39 million (1.10% of finance receivables) increased slightly from $37 million (1.05%) at December 31, 2014, and from $36 million (1.01%) a year ago. Provision for credit losses was $11 million, compared to $12 million in the year-ago quarter and $9 million sequentially, with the current quarter provision largely reflecting reserve build in Business Air and China as charge-offs were minimal. Net charge-offs were $2 million (0.17% of average finance receivables), compared to $13 million (1.47%) in the year-ago quarter and $8 million (0.84%) in the prior quarter. Net charge-offs include $3 million in the year ago quarter and $6 million in the prior quarter due to assets moved to held for sale.

Operating expenses were $82 million, up from $80 million a year ago and $73 million sequentially reflecting seasonally higher employee expenses.

Utilization declined from peak levels with 98% of rail equipment and 97% of aircraft leased or under a commitment at quarter-end. During the quarter we ordered five new aircraft delivering in 2016 and 2,200 rail cars delivering in 2016 and 2017. All but 1 new aircraft scheduled for delivery in the next 12 months and approximately 65% of total railcars on order, have lease commitments.

North American Commercial Finance

Pre-tax earnings were $36 million, down from $43 million in the year-ago quarter and from $122 million in the prior quarter. The decrease from the year-ago quarter reflects portfolio repricing across businesses partially offset by the addition of Direct Capital, while the decrease from the prior quarter reflects lower gains on asset sales of approximately $40 million as well as a reduced level of interest recoveries. The prior quarter also benefited from a reversal in specific reserves of which $12 million related to a resolution of a problem loan.

Financing and leasing assets were $16.2 billion, essentially unchanged from December 31, 2014, and up 7% from $15.2 billion at March 31, 2014. The increase from the year-ago quarter reflected solid new business volumes in 2014 and the acquisition of Direct Capital in the third quarter of 2014. New lending and leasing volume was $1.4 billion, in line with the year-ago quarter and down from $1.6 billion in the prior quarter, and factored volume rose 4% from year-ago levels. Strong volume in Equipment Finance was offset by lower originations in Corporate Finance, in line with trends in middle-market lending.

Net finance revenue of $128 million increased from $125 million in the year-ago quarter reflecting higher average earning assets, and decreased from $145 million in the prior quarter due to a lower levels of interest recoveries in Corporate Finance. Net finance margin was 3.52% compared to 3.64% in the year-ago quarter and 3.94% in the prior quarter. The reduction from the prior periods reflects lower levels of interest recoveries while the decrease from a year ago also reflects portfolio repricing. Other income of $66 million was up from $62 million in the year-ago quarter, reflecting higher capital markets fees, and down from $115 million in the prior quarter which included several gains on asset sales. Operating expenses were $135 million, up from $122 million in the year-ago quarter, largely due to the acquisition of Direct Capital in the third quarter, and up $3 million from the prior quarter.

The $24 million provision for credit losses is up from $23 million in the year-ago period and $6 million in the prior quarter. The increase from the prior quarter is due mainly to the reversal in specific reserves of which $12 million related to a resolution of a problem loan in the prior quarter. Credit metrics remained at or near cycle lows. Non-accrual loans of $116 million (0.73% of finance receivables) rose from $101 million (0.63%) at December 31, 2014, but were improved from $131 million (0.88%) a year ago. The sequential quarter increase was primarily attributable to one energy related account. Net charge-offs were $19 million (0.49% of average finance receivables), compared to $16 million (0.43%) in the year-ago quarter and $15 million (0.38%) in the prior quarter. Net charge-offs include $11 million from assets moved to held for sale in the current quarter compared to $4 million in the year ago quarter and $1 million in the prior quarter.

Non-Strategic Portfolios

Pre-tax losses for the quarter were $13 million, compared to $8 million in the year-ago quarter and $28 million in the prior quarter, which included higher impairment charges on held-for-sale portfolios. The higher losses from the year-ago quarter reflects the decline in asset levels and lower non spread revenue primarily due to impairment charges in the current quarter.

Financing and leasing assets declined to $0.3 billion at March 31, 2015, down from $0.4 billion at December 31, 2014 and from $1.1 billion a year-ago, which reflects sales of international portfolios and the Small Business Lending portfolio, as well as portfolio runoff.

In the fourth quarter of 2014 we signed separate definitive agreements to sell equipment leasing platforms in Mexico (approximately $0.2 billion in assets at March 31, 2015), and Brazil (approximately $0.1 billion in assets at March 31, 2015). Both are expected to close in 2015 and are subject to regulatory approval in their respective countries.

Corporate and Other

Certain items are not allocated to operating segments and are included in Corporate and Other, including interest expense, primarily related to corporate liquidity costs, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. Operating expenses included a $1 million reversal of restructuring provisions in the current quarter, compared to charges of approximately $10 million in the year-ago quarter and $7 million in the prior quarter.

CIT Bank

Total assets were $21.5 billion at March 31, 2015, up from $21.1 billion at December 31, 2014, reflecting new business volumes, and $16.8 billion at March 31, 2014, also reflecting the Direct Capital acquisition in the 2014 third quarter. CIT Bank funded $1.5 billion of new business volume in the current quarter. Loans totaled $15.1 billion, up from $15.0 billion at December 31, 2014 and $12.6 billion at March 31, 2014. Operating lease equipment was $2.0 billion, primarily railcars and some aircraft, consistent with the prior quarter and up from $1.5 billion at March 31, 2014. Cash and investment securities totaled $3.8 billion at March 31, 2015 and comprised of $3.4 billion of cash and $0.4 billion of investment securities, up from $3.7 billion at December 31, 2014, and from $2.4 billion at March 31, 2014.

Preliminary estimated Common Equity Tier 1 and Total Capital ratios were 12.9% and 14.1%, respectively, as calculated under the fully phased-in Regulatory Capital Rules. The change to CIT Bank’s capital ratios under the previously effective regulatory capital rules are minimal and, compares to Tier 1 and Total Capital ratios of 13.0% and 14.2% at December 31, 2014, reflecting increased risk weighted assets, and 16.1% and 17.4% at March 31, 2014, also reflecting a decline in regulatory capital resulting from goodwill and other intangibles recorded from the acquisition of Direct Capital.

Deposits at quarter-end were $16.8 billion, up from $15.9 billion at December 31, 2014 and $13.1 billion at March 31, 2014. The weighted average rate on outstanding deposits was 1.66%, compared to 1.63% at December 31, 2014 and 1.58% at March 31, 2014.

Conference Call and Webcast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio webcast today, April 28, 2015, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 888-317-6003 for U.S., 866-284-3684 for Canadian callers or 412-317-6061 for international callers and reference access code “9624935” or access the audio webcast at cit.com/investor. An audio replay of the call will be available until 11:59 p.m. (EDT) on May 12, 2015, by dialing 877-344-7529 for U.S. callers, 855-669-9658 for Canadian callers or 412-317-0088 for international callers with the access code “10062613”, or at cit.com/investor.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with more than $35 billion in financing and leasing assets. It provides financing, leasing and advisory services principally to middle market companies across more than 30 industries primarily in North America, and equipment financing and leasing solutions to the transportation industry worldwide. Its U.S. commercial bank subsidiary, CIT Bank (Member FDIC), BankOnCIT.com, offers a variety of savings options designed to help customers achieve their financial goals. cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in implementing its strategy and business plan, the risk that CIT is unable to react to and address key business and regulatory issues, the risk that CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, and the risk that CIT becomes subject to liquidity constraints and higher funding costs.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue, adjusted net finance revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs is a non-GAAP measurement used by management to compare period over period expenses. Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per share are non-GAAP metrics used to analyze banks.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Barbara Callahan
Senior Vice President of Corporate Communications	Senior Vice President
(973) 740-5390 Curt.Ritter@cit.com Matt Klein Vice President, Media Relations (973) 597-2020 Matt.Klein@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

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CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Operations
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2015	2014	2014

Interest income
Interest and fees on loans	$272.4	$296.3	$293.4
Other Interest and dividends	8.6	9.9	8.8
Total interest income	281.0	306.2	302.2
Interest expense
Interest on long-term borrowings	(202.3)	(213.1)	(220.0)
Interest on deposits	(69.0)	(63.8)	(51.9)
Total interest expense	(271.3)	(276.9)	(271.9)
Net interest revenue	9.7	29.3	30.3
Provision for credit losses	(34.6)	(15.0)	(36.7)
Net interest revenue, after credit provision	(24.9)	14.3	(6.4)
Non-interest income
Rental income on operating leases	530.6	546.5	491.9
Other income	86.4	116.4	71.1
Total non-interest income	617.0	662.9	563.0
Other expenses
Depreciation on operating lease equipment	(156.8)	(153.2)	(148.8)
Maintenance and other operating lease expenses	(46.1)	(49.7)	(51.6)
Operating expenses	(241.6)	(248.8)	(233.5)
Loss on debt extinguishment	-	(3.1)	-
Total other expenses	(444.5)	(454.8)	(433.9)
Income from continuing operations before (provision) benefit for income taxes	147.6	222.4	122.7
(Provision) benefit for income taxes	(44.0)	28.3	(13.5)
Income from continuing operations, before attribution of noncontrolling interests	103.6	250.7	109.2
Net (income) loss attributable to noncontrolling interests, after tax	0.1	1.3	5.7
Income from continuing operations	103.7	252.0	114.9
Discontinued operation
Income (loss) from discontinued operation, net of taxes	-	(1.0)	2.3
Net income	$103.7	$251.0	$117.2

Basic income per common share
Income from continuing operations	$0.59	$1.38	$0.59
Income from discontinued operation, net of taxes	-	(0.01)	0.01
Basic income per common share	$0.59	$1.37	$0.60
Average number of common shares - basic (thousands)	176,260	182,623	196,089

Diluted income per common share
Income from continuing operations	$0.59	$1.37	$0.58
Income from discontinued operation, net of taxes	-	-	0.01
Diluted income per common share	$0.59	$1.37	$0.59
Average number of common shares - diluted (thousands)	177,072	183,605	197,047

11

CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2015*	2014	2014

Assets
Total cash and deposits	$6,306.9	$7,119.7	$6,693.9
Securities purchased under agreements to resell	450.0	650.0	-
Investment securities	1,347.4	1,550.3	2,255.0
Assets held for sale	1,051.9	1,218.1	1,119.4

Loans	19,429.3	19,495.0	18,571.7
Allowance for loan losses	(356.5)	(346.4)	(352.6)
Loans, net of allowance for loan losses	19,072.8	19,148.6	18,219.1

Operating lease equipment, net	14,887.8	14,930.4	14,182.4
Goodwill	563.6	571.3	403.5
Unsecured counterparty receivable	537.1	559.2	279.5
Other assets	2,198.5	2,132.4	1,704.1
Assets of discontinued operation	-	-	3,721.2
Total assets	$46,416.0	$47,880.0	$48,578.1

Liabilities
Deposits	$16,758.1	$15,849.8	$13,189.3
Credit balances of factoring clients	1,505.3	1,622.1	1,213.5
Other liabilities	2,735.2	2,888.8	2,692.6
Long-term borrowings
Unsecured borrowings	10,732.6	11,932.4	13,532.3
Secured borrowings	5,925.7	6,523.4	5,976.5
Total long-term borrowings	16,658.3	18,455.8	19,508.8
Liabilities of discontinued operation	-	-	3,172.1
Total liabilities	37,656.9	38,816.5	39,776.3
Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,598.0	8,603.6	8,569.7
Retained earnings	1,692.3	1,615.7	678.4
Accumulated other comprehensive loss	(163.1)	(133.9)	(76.0)
Treasury stock, at cost	(1,370.6)	(1,018.5)	(378.1)
Total common stockholders' equity	8,758.6	9,068.9	8,796.0
Noncontrolling interests	0.5	(5.4)	5.8
Total equity	8,759.1	9,063.5	8,801.8
Total liabilities and equity	$46,416.0	$47,880.0	$48,578.1

Book Value Per Common Share
Book value per common share	$50.26	$50.13	$45.10
Tangible book value per common share	$46.89	$46.83	$42.94
Outstanding common shares (in thousands)	174,280	180,921	195,030

* Preliminary

12

CIT GROUP INC. AND SUBSIDIARIES
Average Balances and Rates
(dollars in millions)

	Quarters Ended
	March 31, 2015		December 31, 2014		March 31, 2014
	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Assets
Interest bearing deposits	$ 5,951.6	0.27%	$ 5,848.3	0.29%	$ 5,188.9	0.35%
Securities purchased under agreements to resell	575.0	0.49%	675.0	0.53%	-	-
Investments	1,497.2	1.04%	991.4	1.94%	2,499.7	0.67%
Loans (including held for sale)
U.S.	17,908.2	5.36%	17,829.9	5.76%	15,816.3	5.90%
Non-U.S.	2,235.3	9.38%	2,687.2	9.18%	3,736.7	8.46%
Total Loans	20,143.5	5.84%	20,517.1	6.24%	19,553.0	6.42%
Total interest earning assets / interest income	28,167.3	4.22%	28,031.8	4.62%	27,241.6	4.66%
Operating lease equipment, net (including held for sale)
U.S.	7,769.5	9.15%	8,018.0	9.21%	7,349.6	8.50%
Non-U.S.	7,420.0	8.08%	7,414.2	8.58%	6,551.2	8.26%
Total operating lease equipment, net	15,189.5	8.63%	15,432.2	8.91%	13,900.8	8.39%
Total earning assets	43,356.8	5.82%	43,464.0	6.20%	41,142.4	5.96%
Non-interest earning assets
Cash and due from banks	903.6		858.2		1,055.0
Allowance for loan losses	(347.7)		(345.5)		(357.8)
All other non-interest bearing assets	3,317.1		3,176.0		2,357.3
Assets of discontinued operation	-		-		3,792.3
Total Average Assets	$ 47,229.8		$ 47,152.7		$ 47,989.2
Liabilities
Borrowings
Deposits	$ 16,382.2	1.68%	$ 15,115.0	1.69%	$ 12,812.2	1.62%
Long-term borrowings	17,603.9	4.60%	18,707.5	4.56%	19,022.1	4.63%
Total interest-bearing liabilities	33,986.1	3.19%	33,822.5	3.27%	31,834.3	3.42%
Credit balances of factoring clients	1,501.4		1,528.2		1,276.3
Other non-interest bearing liabilities	2,870.6		2,733.4		2,819.6
Liabilities of discontinued operation	-		-		3,240.1
Noncontrolling interests	(3.9)		(2.6)		11.1
Stockholders' equity	8,875.6		9,071.2		8,807.8
Total Average Liabilities and Stockholders' Equity	$ 47,229.8		$ 47,152.7		$ 47,989.2

13

CIT GROUP INC. AND SUBSIDIARIES
Select Accounts
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
OTHER INCOME
Gains on sales of leasing equipment	$32.0	$52.0	$8.4
Factoring commissions	29.5	32.2	28.6
Fee revenues	22.6	26.1	21.6
Gains on loan and portfolio sales	6.6	16.5	3.5
Recoveries of loans charged off pre-emergence and loans charged off prior to transfer to held for sale	2.2	6.0	5.2
Gain on investments	0.7	24.6	3.5
Counterparty receivable accretion	-	-	2.0
Losses on derivatives and foreign currency exchange	(9.7)	(16.2)	(7.1)
Impairment on assets held for sale	(10.1)	(31.2)	(1.1)
Other revenues	12.6	6.4	6.5
Total other income	$86.4	$116.4	$71.1

OPERATING EXPENSES
Compensation and benefits	$(146.5)	$(138.9)	$(138.9)
Technology	(22.3)	(22.1)	(21.1)
Professional fees	(19.5)	(23.7)	(18.0)
Net occupancy expense	(9.4)	(8.5)	(8.9)
Advertising and marketing	(9.1)	(10.0)	(7.9)
Provision for severance and facilities exiting activities	1.0	(6.7)	(9.9)
Other expenses	(35.8)	(38.9)	(28.8)
Total operating expenses	$(241.6)	$(248.8)	$(233.5)

	March 31,	December 31,	March 31,
	2015*	2014	2014

INVESTMENT SECURITIES
Short-term investments	$500.0	$1,104.2	$1,812.5
Other debt and equity investments	847.4	446.1	442.5
Total investment securities	$1,347.4	$1,550.3	$2,255.0

OTHER ASSETS
Deposits on commercial aerospace equipment	$750.6	$736.3	$761.2
Deferred federal and state tax assets	398.8	422.5	41.2
Fair value of derivative financial instruments	199.4	168.0	91.1
Deferred costs, including debt related costs	155.5	148.1	160.8
Furniture and fixtures	123.4	126.4	85.9
Tax receivables, other than income taxes	101.9	102.0	143.0
Executive retirement plan and deferred compensation	97.0	96.7	100.0
Other	371.9	332.4	320.9
Total other assets	$2,198.5	$2,132.4	$1,704.1

OTHER LIABILITIES
Equipment maintenance reserves	$965.2	$960.4	$915.2
Accrued expenses and accounts payable	385.6	478.3	363.1
Security and other deposits	379.7	368.0	245.4
Current taxes payable and deferred taxes	340.9	319.1	316.6
Accrued interest payable	171.7	243.7	215.2
Valuation adjustment relating to aerospace commitments	117.1	121.2	128.3
Other liabilities	375.0	398.1	508.8
Total other liabilities	$2,735.2	$2,888.8	$2,692.6
* Preliminary

14

CIT GROUP INC. AND SUBSIDIARIES
Financing and Leasing Assets
(dollars in millions)

	March 31,	December 31,	March 31,
	2015	2014	2014
Transportation & International Finance
Aerospace
Loans	$1,750.8	$1,796.5	$1,247.1
Operating lease equipment, net	8,822.7	8,949.5	8,595.5
Assets held for sale	234.5	391.6	24.8
Financing and leasing assets	10,808.0	11,137.6	9,867.4
Rail
Loans	126.7	130.0	123.3
Operating lease equipment, net	5,800.1	5,715.2	5,325.0
Assets held for sale	1.0	1.2	1.4
Financing and leasing assets	5,927.8	5,846.4	5,449.7
Maritime Finance
Loans	1,066.6	1,006.7	529.8
Assets held for sale	19.1	19.7	-
Financing and leasing assets	1,085.7	1,026.4	529.8
International Finance
Loans	624.4	625.7	1,653.3
Operating lease equipment, net	0.5	0.5	6.4
Assets held for sale	379.9	402.7	66.4
Financing and leasing assets	1,004.8	1,028.9	1,726.1
Total Segment
Loans	3,568.5	3,558.9	3,553.5
Operating lease equipment, net	14,623.3	14,665.2	13,926.9
Assets held for sale	634.5	815.2	92.6
Financing and leasing assets	18,826.3	19,039.3	17,573.0
North American Commercial Finance
Real Estate Finance
Loans	1,813.9	1,768.6	1,615.2
Corporate Finance
Loans	6,798.1	6,889.9	6,974.3
Operating lease equipment, net	-	-	11.5
Assets held for sale	87.5	22.8	67.0
Financing and leasing assets	6,885.6	6,912.7	7,052.8
Equipment Finance
Loans	4,706.1	4,717.3	4,041.6
Operating lease equipment, net	264.5	265.2	198.6
Financing and leasing assets	4,970.6	4,982.5	4,240.2
Commercial Services
Loans - factoring receivables	2,542.7	2,560.2	2,271.7
Total Segment
Loans	15,860.8	15,936.0	14,902.8
Operating lease equipment, net	264.5	265.2	210.1
Assets held for sale	87.5	22.8	67.0
Financing and leasing assets	16,212.8	16,224.0	15,179.9
Non-Strategic Portfolios
Loans	-	0.1	115.4
Operating lease equipment, net	-	-	45.4
Assets held for sale	329.9	380.1	959.8
Financing and leasing assets	329.9	380.2	1,120.6
Total financing and leasing assets	$35,369.0	$35,643.5	$33,873.5

15

CIT GROUP INC. AND SUBSIDIARIES
Credit Metrics
(dollars in millions)

	Quarters Ended
	March 31, 2015		December 31, 2014		March 31, 2014
Gross Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$ 3.2	0.36%	$ 10.1	1.10%	$ 14.3	1.61%
North American Commercial Finance(2)	23.4	0.59%	18.7	0.47%	22.6	0.61%
Non-Strategic Portfolios(3)	-	-	-	-	7.5	9.94%
Total CIT	$ 26.6	0.55%	$ 28.8	0.59%	$ 44.4	0.95%

	Quarters Ended
	March 31, 2015		December 31, 2014		March 31, 2014
Net Charge-offs to Average Finance Receivables
Transportation & International Finance(1)	$ 1.5	0.17%	$ 7.7	0.84%	$ 13.0	1.47%
North American Commercial Finance(2)	19.4	0.49%	15.4	0.38%	16.0	0.43%
Non-Strategic Portfolios(3)	-	-	-	-	6.6	8.77%
Total CIT	$ 20.9	0.43%	$ 23.1	0.47%	$ 35.6	0.76%

Non-accruing Loans to Finance Receivables(4)	March 31, 2015		December 31, 2014		March 31, 2014
Transportation & International Finance	$ 39.2	1.10%	$ 37.2	1.05%	$ 35.9	1.01%
North American Commercial Finance	115.6	0.73%	100.9	0.63%	131.3	0.88%
Non-Strategic Portfolios	24.4	(4)	22.4	(4)	51.2	44.37%
Total CIT	$ 179.2	0.92%	$ 160.5	0.82%	$ 218.4	1.18%

PROVISION AND ALLOWANCE COMPONENTS
	Provision for Credit Losses
	Quarters Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Specific allowance - impaired loans	$ 2.4	$ (13.1)	$ (4.7)
Non-specific allowance	11.3	5.0	5.8
Net charge-offs	20.9	23.1	35.6
Totals	$ 34.6	$ 15.0	$ 36.7

	Allowance for Loan Losses
	March 31,	December 31,	March 31,
	2015	2014	2014
Specific allowance - impaired loans	$ 14.8	$ 12.4	$ 25.7
Non-specific allowance	341.7	334.0	326.9
Totals	$ 356.5	$ 346.4	$ 352.6

Allowance for loan losses as a percentage of total loans	1.83%	1.78%	1.90%

NM - Not meaningful

1) TIF charge-offs for the quarters ended March 31, 2014 and December 31, 2014 included $3 million and $6 million, respectively, related to the transfer of receivables to assets held for sale.

2) NACF charge-offs for the quarter ended March 31, 2015, included $11 million related to the transfer of receivables to assets held for sale and $4 million for the quarter ended March 31, 2014 and $1 million for the quarter ended December 31, 2014.

3) NSP charge-offs for the quarter ended March 31, 2014 included $7 million related to the transfer of receivables to assets held for sale.

4) Non-accrual loans include loans held for sale. The March 31, 2015 and December 31, 2014 Non-Strategic Portfolios amount reflected non-accrual loans held for sale; since portfolio loans were insignificant, no % is displayed.

16

CIT GROUP INC. AND SUBSIDIARIES
Segment Results
(dollars in millions)
	Quarters Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Transportation & International Finance
Total interest income	$68.4	$71.7	$76.7
Total interest expense	(168.6)	(169.3)	(160.7)
Provision for credit losses	(10.6)	(8.5)	(12.4)
Rental income on operating leases	497.5	513.8	459.6
Other income	34.3	33.5	7.2
Depreciation on operating lease equipment	(136.1)	(133.5)	(121.7)
Maintenance and other operating lease expenses	(46.1)	(49.7)	(51.6)
Operating expenses	(81.8)	(73.1)	(79.5)
Income before (provision) benefit for income taxes	$157.0	$184.9	$117.6
Funded new business volume	$525.3	$1,228.9	$1,054.6
Average Earning Assets	$18,821.7	$19,096.6	$17,119.7
Average Finance Receivables	$3,546.0	$3,688.8	$3,555.0
North American Commercial Finance
Total interest income	$196.1	$214.4	$193.4
Total interest expense	(74.1)	(74.2)	(68.9)
Provision for credit losses	(24.0)	(6.5)	(23.2)
Rental income on operating leases	27.2	24.8	22.8
Other income	66.3	115.4	61.8
Depreciation on operating lease equipment	(20.7)	(19.7)	(21.9)
Operating expenses	(134.7)	(132.1)	(121.5)
Income before (provision) benefit for income taxes	$36.1	$122.1	$42.5
Funded new business volume	$1,354.1	$1,620.6	$1,372.9
Average Earning Assets	$14,590.3	$14,753.6	$13,764.7
Average Finance Receivables	$15,825.9	$16,013.1	$14,800.1
Non-Strategic Portfolios
Total interest income	$12.3	$16.1	$28.4
Total interest expense	(10.8)	(15.6)	(24.9)
Provision for credit losses	-	-	(1.0)
Rental income on operating leases	5.9	7.9	9.5
Other income	(7.8)	(18.8)	4.4
Depreciation on operating lease equipment	-	-	(5.2)
Operating expenses	(12.4)	(18.0)	(19.2)
Loss before (provision) benefit for income taxes	$(12.8)	$(28.4)	$(8.0)
Funded new business volume	$37.7	$35.9	$51.8
Average Earning Assets	$360.0	$496.0	$1,185.8
Average Finance Receivables	$0.1	$0.1	$300.0
Corporate and Other
Total interest income	$4.2	$4.0	$3.7
Total interest expense	(17.8)	(17.8)	(17.4)
Provision for credit losses	-	-	(0.1)
Other income	(6.4)	(13.7)	(2.3)
Operating expenses / loss on debt extinguishment	(12.7)	(28.7)	(13.3)
Loss before (provision) benefit for income taxes	$(32.7)	$(56.2)	$(29.4)
Total CIT
Total interest income	$281.0	$306.2	$302.2
Total interest expense	(271.3)	(276.9)	(271.9)
Provision for credit losses	(34.6)	(15.0)	(36.7)
Rental income on operating leases	530.6	546.5	491.9
Other income	86.4	116.4	71.1
Depreciation on operating lease equipment	(156.8)	(153.2)	(148.8)
Maintenance and other operating lease expenses	(46.1)	(49.7)	(51.6)
Operating expenses / loss on debt extinguishment	(241.6)	(251.9)	(233.5)
Income from continuing operations before (provision) benefit for income taxes	$147.6	$222.4	$122.7
Funded new business volume	$1,917.1	$2,885.4	$2,479.3
Average Earning Assets	$33,772.0	$34,346.2	$32,070.2
Average Finance Receivables	$19,372.0	$19,702.0	$18,655.1

17

CIT GROUP INC. AND SUBSIDIARIES
Segment Margin
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2015	2014	2014
Transportation & International Finance
Average Earning Assets (AEA)
Aerospace	$ 10,911.0	$ 11,104.8	$ 9,773.9
Rail	$ 5,854.2	$ 5,839.8	$ 5,137.9
Maritime Finance	$ 1,049.2	$ 913.7	$ 473.9
International Finance	$ 1,007.3	$ 1,238.3	$ 1,734.0
Gross yield
Aerospace	11.36%	11.52%	12.56%
Rail	14.81%	15.33%	14.56%
Maritime Finance	5.00%	5.30%	4.88%
International Finance	10.51%	9.63%	8.46%
Total
AEA	$ 18,821.7	$ 19,096.6	$ 17,119.7
Gross yield	12.03%	12.26%	12.53%
Net Finance Margin	4.57%	4.88%	4.73%

North American Commercial Finance
Average Earning Assets (AEA)
Real Estate Finance	$ 1,777.7	$ 1,772.0	$ 1,592.9
Corporate Finance	$ 6,910.7	$ 7,097.7	$ 6,991.6
Equipment Finance	$ 4,962.7	$ 4,948.9	$ 4,239.5
Commercial Services	$ 939.2	$ 935.0	$ 940.7
Gross yield
Real Estate Finance	3.94%	4.19%	3.99%
Corporate Finance	4.50%	5.18%	5.02%
Equipment Finance	9.45%	9.49%	9.54%
Commercial Services	4.56%	4.89%	4.86%
Total
AEA	$ 14,590.3	$ 14,753.6	$ 13,764.7
Gross yield	6.12%	6.49%	6.28%
Net Finance Margin	3.52%	3.94%	3.64%

Gross Yield includes rental income and interest income as a % of AEA.

Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA. Adjusted Net Finance Margin is NFM increased by accelerated fresh start accounting net discount/(premium) on debt extinguishments and repurchases and debt related prepayment costs, reduced by accelerated original issue discount accretion.

18

CIT GROUP INC. AND SUBSIDIARIES

Non-GAAP Disclosures

(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended
	March 31,	December 31,	March 31,
Total Net Revenues(1)	2015	2014	2014
Interest income	$281.0	$306.2	$302.2
Rental income on operating leases	530.6	546.5	491.9
Finance revenue	811.6	852.7	794.1
Interest expense	(271.3)	(276.9)	(271.9)
Depreciation on operating lease equipment	(156.8)	(153.2)	(148.8)
Maintenance and other operating lease expenses	(46.1)	(49.7)	(51.6)
Net finance revenue (NFR)	337.4	372.9	321.8
Other income	86.4	116.4	71.1
Total net revenues	$423.8	$489.3	$392.9

NFR as a % of AEA	4.00%	4.34%	4.01%

Net Operating Lease Revenues(2)
Rental income on operating leases	$530.6	$546.5	$491.9
Depreciation on operating lease equipment	(156.8)	(153.2)	(148.8)
Maintenance and other operating lease expenses	(46.1)	(49.7)	(51.6)
Net operating lease revenue	$327.7	$343.6	$291.5

	March 31,	December 31,	March 31,
Earning Assets(3)	2015	2014	2014
Loans	$19,429.3	$19,495.0	$18,571.7
Operating lease equipment, net	14,887.8	14,930.4	14,182.4
Assets held for sale	1,051.9	1,218.1	1,119.4
Credit balances of factoring clients	(1,505.3)	(1,622.1)	(1,213.5)
Total earning assets	$33,863.7	$34,021.4	$32,660.0

	Quarters Ended
	March 31,	December 31,	March 31,
Operating Expenses	2015	2014	2014
Operating expenses	$(241.6)	$(248.8)	$(233.5)
Provision for severance and facilities exiting activities	(1.0)	6.7	9.9
Operating expenses excluding restructuring costs(4)	$(242.6)	$(242.1)	$(223.6)

Continuing Operations Total Assets
Total Assets	$46,416.0	$47,880.0	$48,578.1
Assets of discontinued operation	-	-	(3,721.2)
Continuing operations total assets	$46,416.0	$47,880.0	$44,856.9

Tangible Book Value(5)
Total common stockholders' equity	$8,758.6	$9,068.9	$8,796.0
Less: Goodwill	(563.6)	(571.3)	(403.5)
Intangible assets	(23.2)	(25.7)	(18.2)
Tangible book value	$8,171.8	$8,471.9	$8,374.3

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund.

(4) Operating expenses excluding restructuring costs is a non-GAAP measure used by management to compare period over period expenses.

(5) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.